UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2019 (May 29, 2019)

YANGTZE RIVER PORT AND LOGISTICS LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-38062	27-1636887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 John Street, Suite 2A, New York, NY		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 861-3315

________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	YRIV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 29, 2019, Yangtze River Port and Logistics Limited (the “Company”) received a delisting notification from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Nasdaq Regulation Staff (the “Staff”) has determined to delist the Company’s common stock from NASDAQ pursuant to Rule 5810(c)(1).

The Staff made the decision to delist the Company’s common stock from NASDAQ based on its determination of the following matters: (i) the Staff believes the Company participated in a scheme to artificially support its stock price; (ii) the Staff believes that the Company made false and misleading statements in its press releases and to the Staff; and (iii) the Staff believes that the Company failed to make any significant progress towards executing its business plan since listing more than two years ago. The Staff believes these matters raise public interest concerns warranting delisting in accordance with Listing Rule 5101 and the false and misleading statements made by the Company to Staff constitute a violation of Listing Rule 5250(a).

The Company believes that some allegations made the Staff have not been properly verified and the timing of which is erroneous.

(i)	The Staff firstly alleged that the Company was involved in an effort to artificially support its stock price in order to maintain compliance with NASDAQ’s minimum $1 price for continued listing. This allegation was based on an investigation conducted by the Financial Industry Regulatory Authority (“FINRA”). The unverified results of FINRA’s investigations indicated that FINRA found two of the accounts in question were in the names of original shareholders of the Company, one account listed an authorized trader who is a Company advisor, and three of the brokerage accounts were in the names of individuals who appear to be neighbors of the Company’s Chief Executive Officer, Xiangyao Liu. However, the Company does not believe FINRA should conclude that the Company was involved in an effort to artificially support its stock price just based on the fact that Mr. Liu knows these shareholders. In fact, the Company has previously disclosed the Company’s relationship with the original shareholders when it completed its reverse merger years ago. In addition, the Staff made their decision based on FINRA’s finding that the listed address for the bank accounts connected with the brokerage accounts in which the trading activity at issue occurred matched the address of the Company’s principal offices in New York. The Staff has never asked the Company about the address issue before it made the decision to delist the Company’s common stock. In fact, the reason why the original shareholders opened accounts using the Company’s office address was because they needed a U.S. address as their mailing address when they opened their accounts with TD Bank in New York. The Company does not believe that FINRA should conclude that the Company was involved in the trading activity that occurred in these accounts just because these accounts used the Company’s office address.

(ii)	The Staff misunderstood the timing in its second allegation, which indicated that Company made false and misleading statements in its press releases and to the Staff. In particular, regarding the status of legal judgments against the Company and efforts to enforce them, the Staff alleged that the Company indicated in its press release dated December 12, 2018 and its response to the NASDAQ dated December 21, 2018, that the initial proceedings were instituted “before the said properties appreciated and doubled in value between 2017 and 2018. Consequently, the purchasers are now reluctant to enforce the judgments and sell back the properties to Wuhan Port.” The Staff believed these statements contradicted the translation of the documents evidencing the judgements, which were dated July 2018 (collectively, the “Judgements”) and showed that the purchasers, far from reluctant, took affirmative steps in July 2018 to enforce the judgments. However, the Company made it clear in its response letter to the NASDAQ dated May 7, 2019 (the “2019 Response”) that after the judgements were entered in July 2018, Wuhan Yangtze River Newport Logistics Co. (“Wuhan Newport”), the Company’s operating subsidiary, discussed with the purchasers about repurchasing the commercial units. However, because the value of these properties had increased significantly, the purchasers asked Wuhan Newport to continue developing these areas according to the original development plan and said that they were no longer willing to enforce the judgments and sell these properties back to Wuhan Newport.

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The Company further explained in its 2019 Response that, however, after Hindenburg Investment Research released its report against the Company on December 6, 2018 (the “Hindenburg Report”), and especially after the Chinese medias made reference to the Hindenburg Report in their own reports sometime during January/February 2019, the purchasers no longer believe that the Company has the financial ability to develop these properties according to the original development plan. In March 2019, the Company was asked by the purchasers to repurchase the properties in accordance with the judgments with accrued interest and other related compensations and was still negotiating with the purchasers on details of the repayment.

The total amount of the refund and compensation in connection with these judgements is approximately $420,000, approximately 0.11% of the Company’s total assets of $386 million as reported in the Company’s annual report for the year ended December 31, 2018. According to Item 103 of the Regulation S-K, no information needs be given with respect to any proceeding that involves primarily a claim for damages if the amount involved, exclusive of interest and costs, does not exceed 10 percent of the current assets of the company and its subsidiaries on a consolidated basis. In addition, the Company has made a provision for such refund and compensation in its financial statements for the fiscal year of 2015. The Company believes that there would be no material impact on the Company’s results of operations or financial condition and therefore believed that these judgements were not disclosable under the “Legal Proceedings” section of periodic reports or elsewhere. Therefore, the Company does not agree with the Staff’s second allegations that “the Company has not fulfilled its obligations as a publicly-listed company, including the obligations to make prompt disclosure of material information.”

(iii)	As shown by the Company’s previous SEC filings, the Company has been making efforts to raise funds to develop its logistics and commercial building projects in Wuhan City since its completion of the reverse merger in December 2015. From 2016 to 2017, the Company was constantly trying to but ultimately failed to make its S-1 registration statement effective with the SEC. In September 2018, the Company finally made its S-3 registration statement effective with the SEC. However, due to the release of the Hindenburg Report that contained various false, misleading and defamatory content on December 6, 2018, the Company failed to make a deal with the investment banks that it was seeking to work with. Thereafter, the Company took actions, including filing a defamation lawsuit against Hindenburg Research, to protect its shareholders’ interests. Finally, on April 16, 2019, the Company successfully engaged an investment bank for an At-The-Market offering for up to $100,000,000 (this “Offering”), aiming to use the proceeds for the development of the Company’s logistics and commercial building projects in Wuhan City. However, while the Company has raised approximately $6,000,000 in this Offering, it received the delisting notification from the Staff, which will effectively terminate the Offering, preventing the Company from developing its business plans.

Based on the above, the Company vigorously denies the allegations made by the Staff and has appealed the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series and paid the fee for a hearing. The hearing request will stay the delisting of the Company’s common stock pending the Panel’s decision.

This information is being provided solely to comply with NASDAQ Listing Rules requiring public announcement of the Company’s receipt of the letter from NASDAQ.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YANGTZE RIVER PORT AND LOGISTICS LIMITED

Date : June 4, 2019	By:	/s/ Xiangyao Liu
Xiangyao Liu President and Chief Executive Officer

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